As filed with the Securities and Exchange Commission on September 24, 2008
Registration No. 333-105682

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

THE GORMAN-RUPP COMPANY
(Exact name of Registrant as specified in its Charter)

OHIO (State or other jurisdiction of incorporation or organization)	34-0253990 (I.R.S. Employer Identification No.)
305 Bowman Street, Mansfield, Ohio 44903
(Address of principal executive offices including zip code)

THE GORMAN-RUPP COMPANY 401(k) PLAN
(Full Title of the Plan)

Robert E. Kirkendall, Senior Vice President and Chief Financial Officer
The Gorman-Rupp Company
305 Bowman Street, Mansfield Ohio 44903
(Name and address of Agent for Service)

(419) 755-1011
(Telephone number, including area code of Agent for Service)

     This Post Effective Amendment No. 2 is being filed solely to add an exhibit to the Registration Statement. Pursuant to Rules 462(d) and 464 of Regulation C under the Securities Act of 1933, as amended, this Post Effective Amendment No. 2 shall become effective upon filing with the Securities and Exchange Commission.

The Exhibit Index is located at Page 4.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8. Exhibits

4(e)	Amendment No. 8 to The Gorman-Rupp Company 401(k) Plan (as Amended and Restated as of August 1, 2000)

24(b)	Power of Attorney of the Company (included in Registration Statement No. 333-105682)

24(c)	Power of Attorney of Directors and Officers (included in Registration Statement No. 333-105682)
SIGNATURES
The Registrant
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment No. 2 to Registration Statement No. 333-105682 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mansfield, State of Ohio, on this 24th day of September, 2008.

THE GORMAN-RUPP COMPANY
By:	*DAVID P. EMMENS
David P. Emmens,
Attorney-in-Fact

          Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 2 to Registration Statement No. 333-105682 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*JEFFREY S. GORMAN Jeffrey S. Gorman	President, Principal Executive Officer and Director	September 24, 2008

*ROBERT E. KIRKENDALL Robert E. Kirkendall	Senior Vice President and Principal Financial and Accounting Officer	September 24, 2008

*JAMES C. GORMAN James C. Gorman	Director	September 24, 2008

*THOMAS E. HOAGLIN Thomas E. Hoaglin	Director	September 24, 2008

*CHRISTOPHER H. LAKE Christopher H. Lake	Director	September 24, 2008

*PETER B. LAKE Peter B. Lake	Director	September 24, 2008

*RICK R. TAYLOR Rick R. Taylor	Director	September 24, 2008

*W. WAYNE WALSTON W. Wayne Walston	Director	September 24, 2008

*	The undersigned, by signing his name hereto, does sign and execute this Post Effective Amendment No. 2 to Registration Statement No. 333-105682 pursuant to Powers of Attorney executed by the Registrant and by the above-named officers and Directors of the Registrant and filed with the Securities and Exchange Commission on behalf of such Registrant, officers and Directors.

By:	/s/ DAVID P. EMMENS
David P. Emmens,
Attorney-in-Fact

September 24, 2008

EXHIBIT INDEX

Exhibit	Exhibit	Page
Number	Description	Number

4(e)	Amendment No. 8 to The Gorman-Rupp Company 401(k) Plan (as Amended and Restated as of August 1, 2000)	5

24(b)	Power of Attorney of the Company (included in Registration Statement No. 333-105682)	N/A

24(c)	Power of Attorney of Directors and Officers (included in Registration Statement No. 333-105682)	N/A

4